EXHIBIT 99.1

                 SPEEDCOM Wireless Receives $400,000 In Funding

SARASOTA, FL - March 28, 2003 - SPEEDCOM Wireless Corporation (OTCBB: SPWC), a leading fixed wireless broadband solutions provider, announced that it has received a $400,000 secured loan from an accredited investor, as defined under federal and applicable state securities laws.

The funding came through the sale of a secured convertible note to the accredited investor. No warrants or other derivative securities were issued. The secured convertible note carries an initial interest rate of 10% for the first six months and an interest rate of 13% thereafter until the note reaches maturity in March 2005.

The note is initially convertible into approximately 3,333,000 common shares at a per share conversion price of $0.12 and carries anti-dilution and price protections. This financing leaves SPEEDCOM with approximately $3,700,000 in total funded indebtedness from investors.

"The proceeds from today's bridge funding will be used primarily for operating expenses until we secure the more permanent financing previously discussed in our year-end results press release and subsequent investor conference call," said Michael Sternberg, CEO of SPEEDCOM.

SPEEDCOM will file a copy of this press release with the Securities and Exchange Commission pursuant to Form 8-K, which will be available on the SEC's website at www.sec.gov.


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About SPEEDCOM

SPEEDCOM Wireless Corporation is a multinational fixed wireless broadband solutions company based in Sarasota, Florida. The company maintains additional offices in Barcelona, Sao Paulo, Shanghai and Singapore. SPEEDCOM's Wave Wireless division (www.wavewireless.com) is an innovator and manufacturer of a variety of broadband wireless products, including the award-winning SPEEDLAN family of wireless Ethernet routers. Broadband Internet service providers, telecommunication operators, and private organizations in more than 80 countries use SPEEDCOM's solutions to provide "backbone" and/or "last-mile" wireless connectivity at speeds from 11 Mbps up to 155 Mbps over distances of 25 miles or more. More information is available at www.speedcomwireless.com.

This press release contains forward-looking statements that involve risks and uncertainties. Actual events may differ from forward-looking statements for a number of reasons, including but not limited to, failure of customers to purchase Wave products, as well as other factors discussed from time to time in our SEC filings (available on EDGAR or for free at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimate or projected. All forward-looking statements included in this document are made as of the date hereof, based on information available to SPEEDCOM on the date thereof.

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*SPEEDCOM is a registered trademark of SPEEDCOM Wireless Corporation.

Media Contact: Lisa Mirman, SPEEDCOM (941) 907-2326 lmirman@speedcomwireless.com

Investor Contact: Gil Sharell, SPEEDCOM (941) 907-2361 gsharell@speedcomwireless.com